News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Sale of Pennyrile Mining Complex

LEXINGTON, KY (September 6, 2019) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) today announced that it has reached agreement to sell certain assets relating to its Pennyrile mining complex (“Pennyrile”) to Alliance Coal, LLC (“Alliance”) for cash and other consideration. The Partnership expects the transaction to be completed in the fourth quarter of 2019.

Rhino has ceased coal production at the Riveredge Mine at Pennyrile and will continue to process the remaining raw coal inventory at the site. All remaining coal shipments from existing inventory to a current Rhino customer will be completed in September. Alliance is assuming the substantial majority of all remaining future contracted coal sales related to the Pennyrile complex and plans to fulfill these sales from other Alliance operations. No future coal production is planned at the Pennyrile complex as a result of this sale. Alliance has also agreed to purchase the majority of the equipment at Pennyrile as well as the preparation plant, barge loadout facilities and related property.

Notices have been provided to all Pennyrile employees in accordance with the Worker Adjustment Retraining Notification Act with the last day of employment scheduled for November 1, 2019. Pennyrile employees are being provided the opportunity to apply for open employment opportunities at other Rhino operations.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “The closure and sale of the Pennyrile operations was a very difficult decision as it impacts the entire Pennyrile workforce and their families. However, the pressures on the American coal industry and the Illinois Basin in particular, have been well documented over the past several years. I want to extend my personal thanks to every Pennyrile employee for their outstanding service while employed at this operation.”

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States.

Additional information regarding Rhino is available at its web site – RhinoLP.com.

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